UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):

May 15, 2013

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 15, 2013, Cash America International, Inc. (the “Company”) issued and sold $300 million in aggregate principal amount of 5.75% Senior Notes due 2018 (the “Notes”). The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers then resold the Notes pursuant to the exemptions from registration under the Securities Act in reliance on Rule 144A and Regulation S. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement relating to the issuance and sale of the Notes.

The Notes are governed by an Indenture (the “Indenture”), dated May 15, 2013, between the Company, the Company’s domestic subsidiaries, as Guarantors, and Wells Fargo Bank, National Association, as trustee. The Notes will bear interest at a rate of 5.75% per year on the principal amount of the Notes, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The Notes will mature on May 15, 2018. The Notes are senior unsecured debt obligations of the Company.

The Indenture contains certain covenants that, among other things, limit the Company’s and certain of its subsidiaries’ ability to incur additional debt, acquire or create new subsidiaries, create liens, engage in certain transactions with affiliates and consolidate or merge with or into other companies. In addition, the Indenture requires the Company to maintain at all times a consolidated net worth that is not less than the level specified in the Indenture.

The Notes are redeemable at the Company’s option, in whole or in part, at any time at 100% of the aggregate principal amount of Notes redeemed plus the applicable “make whole” redemption price specified in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, if a change of control occurs, as that term is defined in the Indenture, the holders of Notes will have the right, subject to certain conditions, to require the Company to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase.

The Indenture provides for customary events of default, including nonpayment, failure to comply with covenants or other agreements in the Indenture, any subsidiary guarantee ceasing to be in full force and effect or any guarantor denying or disaffirming its obligations under its subsidiary guarantee, and certain events of bankruptcy or insolvency. If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

In addition, on May 15, 2013, the Company entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”), pursuant to which the Company agreed to use commercially reasonable efforts to cause a registration statement to be declared effective on or prior to the 270th day following the closing date relating to an exchange offer of the Notes for identical new notes registered under the Securities Act. In certain circumstances, the Company may be required to file a shelf registration statement to cover resales of the Notes. If the Company does not comply with certain covenants set forth in the Registration Rights Agreement, it must pay liquidated damages to holders of the Notes.

The descriptions set forth above are qualified in their entirety by the Indenture and the Registration Rights Agreement filed as exhibits hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events

On May 15, 2013, the Company issued a press release announcing the closing of the Note offering described in Item 1.01 above and the amendment of its domestic and multi-currency line of credit. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated May 15, 2013, between Cash America International, Inc., the domestic subsidiaries of Cash America International, Inc. as guarantors, and Wells Fargo Bank, National Association, as trustee

10.1	Registration Rights Agreement, dated May 15, 2013, between Cash America International, Inc., the domestic subsidiaries of Cash America International, Inc. as guarantors, Jefferies LLC and JMP Securities LLC

99.1	Press Release dated May 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: May 15, 2013	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated May 15, 2013, between Cash America International, Inc., the domestic subsidiaries of Cash America International, Inc. as guarantors, and Wells Fargo Bank, National Association, as trustee

10.1	Registration Rights Agreement, dated May 15, 2013, between Cash America International, Inc., the domestic subsidiaries of Cash America International, Inc. as guarantors, Jefferies LLC and JMP Securities LLC

99.1	Press Release dated May 15, 2013